Investor Contacts: Rusty Cloutier President & CEO or Jim McLemore, CFA Sr. EVP & CFO 337.237.8343

MidSouth Bancorp, Inc. Reports Fourth Quarter 2015 Results
and Declares Quarterly Dividends

Quarterly Highlights

•	Diluted operating EPS $0.15 versus $0.21 for 3Q2015 and $0.31 for 4Q2014

•	Regulatory capital ratios improved during 4Q15

•	Loan loss reserve to total loans of 1.50% with $3.0 million provision

•	Total energy loans declined $30.9 million to 21% of loans at period end

•	Direct C&I energy exposure 16.8% of loans with 2.9% reserve at period end

•	4 energy-related credits totaling $11.9 million downgraded during the quarter

•	Total net charge-offs for the quarter were $2.9 million

•	Energy-related charge-offs of $1.1 million during the quarter; YTD energy-related charge-offs $1.6 million

LAFAYETTE, LA., January 27, 2016/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported quarterly net earnings available to common shareholders of $1.7 million for the fourth quarter of 2015, compared to net earnings available to common shareholders of $3.5 million reported for the fourth quarter of 2014 and $2.4 million in net earnings available to common shareholders for the third quarter of 2015. Diluted earnings for the fourth quarter of 2015 were $0.15 per common share, compared to $0.30 per common share reported for the fourth quarter of 2014 and $0.21 per common share reported for the third quarter of 2015.

C. R. Cloutier, President and CEO, commenting on fourth quarter earnings remarked, "Although our energy customers continue to feel the profound effects of the downturn in energy prices, they are showing great resilience in dealing with the challenges presented by this environment. Many of our borrowers have been through numerous downturns and have weathered these kinds of storms before. Although credit downgrades were relatively modest this quarter, we continue to be vigilant in working with our customers and staying abreast of developments in their businesses. We believe we are being systematic and realistic in our approach to monitoring credits and downgrading them where appropriate."

Cloutier continued, "Having said that, our earnings continue to be negatively impacted by the prolonged downturn in energy prices in terms of its impact on loan growth, foregone interest on non-accruing loans, loan loss provisions and additional operating expenses associated with problem assets. Nevertheless, all of our regulatory capital ratios continued to improve and we remain well capitalized."

Energy Lending Update

MidSouth Bank defines an energy loan as any loan where the borrower's ability to repay is disproportionately impacted by a prolonged downturn in energy prices. Under this definition, the Bank includes direct Commercial and Industrial (C&I) loans to energy borrowers, as well as Commercial Real Estate (CRE) loans, Residential Real Estate loans and loans to energy-related borrowers where the loan's primary collateral is cash and marketable securities. Although this definition has resulted in a lack of comparability with some energy related banks, management believes it to be the prudent approach to monitoring and managing the Bank's energy exposure.

Other comments on the bank's energy lending:

•	Total energy loans, as defined above, decreased $30.9 million during 4Q15 to $264.7 million, or 20.9%, from 22.7% at September 30, 2015.

•	Direct C&I energy loans were $212.1 million or 16.8% of total loans at December 31, 2015.

•	Energy-related CRE and residential real estate loans were $50.3 million or 4.0% of total loans at December 31, 2015.

•	The Bank has no reserve-based energy loans and therefore does not conduct periodic borrowing base redeterminations associated with reserve based loans.

•	One energy relationship totaling $8.7 million is the only Shared National Credit (SNC) in the energy portfolio at December 31, 2015.

•	Only four energy loan relationships had rating changes during the quarter

◦	Two loans totaling $11.7 million were downgraded to Special Mention

◦	Two loans totaling $243,000 were downgraded to Substandard

•	One material energy-related charge-off totaled $1.0 million during 4Q15 and YTD energy-related charge-offs totaled $1.6 million, or approximately 58 basis points of average energy loans.

•	No new energy loan impairments recorded during the quarter.

•	The energy reserve as a percentage of total energy loans, as defined, was 2.6% at December 31, 2015. The reserve attributable to C&I energy loans was approximately 2.9%.

•
The Bank has determined its loan loss reserves using a pre-defined methodology consistently applied, which takes into account historical losses, migrations of credits using its internal loan grading system and other qualitative factors.

•	To date, during the month of January 2016, the Bank had 2 rating related changes to its energy portfolio:

◦	One credit rated Special Mention in the amount of $2.3 million was paid off

◦	One credit in the amount of $1.8 million was downgraded from Pass to Special Mention

◦	There have been no other material changes to Special Mention or Substandard energy loans subsequent to December 31, 2015

More information on our energy loan portfolio can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Balance Sheet

Total consolidated assets at December 31, 2015 were $1.9 billion, compared to $2.0 billion at September 30, 2015 and $1.9 billion at December 31, 2014. Our stable core deposit base, which excludes time deposits, totaled $1.4 billion at December 31, 2015 and $1.3 billion at September 30, 2015 and accounted for 89.1% of deposits compared to 85.7% of deposits, respectively. Net loans totaled $1.2 billion at December 31, 2015, compared to $1.3 billion at September 30, 2015 and December 31, 2014.

MidSouth’s Tier 1 leverage capital ratio was 10.10% at December 31, 2015, compared to 9.98% at September 30, 2015. Tier 1 risk-based capital and total risk-based capital ratios were 13.25% and 14.50% at December 31, 2015, compared to 12.86% and 14.11% at September 30, 2015, respectively. Tier 1 common equity to total risk-weighted assets at December 31, 2015 was 8.91%. Tangible common equity totaled $124.1 million at December 31, 2015, compared to $124.7 million at September 30, 2015. The decrease in tangible common equity resulted primarily from a $1.8 million decline in the net unrealized gain on available for sale securities recorded in capital. Tangible book value per share at December 31, 2015 was $10.92 versus $10.97 at September 30, 2015.

Asset Quality

Nonperforming assets totaled $54.4 million at December 31, 2015, a decrease of $1.9 million compared to $56.3 million reported at September 30, 2015. The decrease resulted primarily from a $1.0 million partial charge-off of an energy related relationship that was placed on non-accrual during the third quarter of 2015. Allowance coverage for nonperforming loans increased to 37.87% at December 31, 2015, compared to 36.63% at September 30, 2015. The ALLL/total loans ratio was 1.50% at December 31, 2015 and 1.46% at September 30, 2015. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 1.78% of loans at December 31, 2015. The ratio of annualized net charge-offs to total loans increased to 0.92% for the three months ended December 31, 2015 compared to 0.28% for the three months ended September 30, 2015.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 4.29% at December 31, 2015 compared to 4.32% at September 30, 2015. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) decreased to $164,000 at December 31, 2015 compared to $168,000 at September 30, 2015. Classified assets, including ORE, decreased $9.2 million, or 10.7%, to $76.6 million at December 31, 2015 compared to $85.8 million at September 30, 2015. The decrease in classified assets during the quarter ended December 31, 2015 is primarily due to the upgrade of one non-energy related relationship totaling $4.4 million and paydowns on several loans.

Fourth Quarter 2015 vs. Fourth Quarter 2014 Earnings Comparison

Fourth quarter 2015 net earnings available to common shareholders totaled $1.7 million compared to $3.5 million for the fourth quarter of 2014. Revenues from consolidated operations decreased $2.0 million in quarterly comparison, from $25.1 million for the three months ended

December 31, 2014 to $23.1 million for the three months ended December 31, 2015. Net interest income decreased $1.6 million in quarterly comparison primarily due to a $1.1 million decrease in interest income earned on loans, which included a $352,000 decrease in purchase accounting adjustments on acquired loans. The decrease in interest income on loans and investments securities was partially offset by a $123,000 decrease in interest expense on deposits. Noninterest income decreased $416,000 in quarterly comparison, from $5.0 million for the three months ended December 31, 2014 to $4.6 million for the three months ended December 31, 2015. The decrease in noninterest income resulted primarily from a $247,000 reduction in service charges on deposit accounts, including NSF fees.

Excluding non-operating expenses of $156,000 in the fourth quarter of 2014, noninterest expenses increased $396,000 in quarterly comparison and primarily consisted of increases of $242,000 in FDIC premiums, $118,000 in legal and professional fees and $126,000 in ATM/debit card expense, which were partially offset by a $91,000 decrease in marketing expense. The provision for loan losses increased $300,000 in quarterly comparison primarily due to increases in classified assets and specific reserves on impaired loans. Income tax expense decreased $753,000 in quarterly comparison.

Dividends paid on the Series B Preferred Stock issued to the Treasury as a result of our participation in the Small Business Lending Fund (“SBLF”) totaled $80,000 for the fourth quarter of 2015 based on a dividend rate of 1.00%. The dividend rate is set at 1.00% through February 25, 2016, at which point the rate will adjust upward to 9%. The Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”) paid dividends totaling $91,000 for the three months ended December 31, 2015.

Fully taxable-equivalent (“FTE”) net interest income totaled $18.8 million and $20.5 million for the quarters ended December 31, 2015 and 2014, respectively.  The FTE net interest income decreased $1.7 million in prior year quarterly comparison primarily due to a $1.5 million decrease in interest income on loans. Despite a $7.1 million increase in the average volume on loans, interest income on loans decreased due to a decrease in the average yield on loans of 49 basis points, from 5.90% to 5.41%. The purchase accounting adjustments added 15 basis points to the average yield on loans for the fourth quarter of 2015 and 26 basis points to the average yield on loans for the fourth quarter of 2014. Excluding the impact of the purchase accounting adjustments, average loan yields declined 38 basis points in prior year quarterly comparison, from 5.64% to 5.26%. Loan yields have declined primarily as the result of a sustained low interest rate environment and a higher volume of loans on nonaccrual status.

Investment securities totaled $435.0 million, or 22.6% of total assets at December 31, 2015, versus $418.2 million, or 21.6% of total assets at December 31, 2014. The investment portfolio had an effective duration of 3.8 years and a net unrealized gain of $784,000 at December 31, 2015. The average volume of investment securities decreased $13.6 million in prior year quarterly comparison. The average tax equivalent yield on investment securities decreased 9 basis points, from 2.74% to 2.65%.

The average yield on all earning assets decreased 43 basis points in prior year quarterly comparison, from 4.95% for the fourth quarter of 2014 to 4.52% for the fourth quarter of 2015. Excluding the impact of purchase accounting adjustments, the average yield on total earning assets decreased 35 basis points, from 4.77% to 4.42% for the three month periods ended December 31, 2014 and 2015, respectively.

Interest expense increased $32,000 in prior year quarterly comparison primarily due to a $9.2 million increase in the average balance of interest-bearing liabilities. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.44% for the three months ended December 31, 2015 and 2014.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 43 basis points, from 4.65% for the fourth quarter of 2014 to 4.22% for the fourth quarter of 2015. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin decreased 35 basis points, from 4.44% for the fourth quarter of 2014 to 4.09% for the fourth quarter of 2015.

Fourth Quarter 2015 vs. Third Quarter 2015 Earnings Comparison

In sequential-quarter comparison, net earnings available to common shareholders decreased $750,000, from $2.4 million for the three months ended September 30, 2015 to $1.7 million for the three months ended December 31, 2015. Net interest income decreased $604,000 in sequential-quarter comparison, primarily due to a $499,000 decrease in interest income earned on loans. Noninterest income decreased $193,000 in sequential-quarter comparison, from $4.8 million for the three months ended September 30, 2015 to $4.6 million for the three months ended December 31, 2015.

Noninterest expense increased $1.0 million in sequential-quarter comparison. The increase in noninterest expense consisted primarily of increases of $591,000 in salaries and benefits costs, $119,000 in FDIC premiums, $82,000 in corporate development expense and $62,000 in recruiting expense, combined with smaller decreases in several other noninterest expense categories.

FTE net interest income decreased $617,000 in sequential-quarter comparison primarily due to a $673,000 decrease in interest income on loans. The average volume of loans decreased $14.9 million and the average yield on loans decreased 14 basis points, from 5.55% for the third quarter of 2015 to 5.41% for the fourth quarter of 2015. Excluding purchase accounting adjustments, the loan yield increased 3 basis points, from 5.35% to 5.38% during the same period. The average yield on total earning assets decreased 13 basis points for the same period, from 4.65% to 4.52%, respectively. As a result of these changes in volume and yield on earning assets, the FTE net interest margin decreased 12 basis points, from 4.34% to 4.22%. Excluding purchase accounting adjustments, the FTE net interest margin decreased 8 basis points, from 4.17% for the third quarter of 2015 to 4.09% for the fourth quarter of 2015.

Year-Over-Year Earnings Comparison

In year-over-year comparison, net earnings available to common shareholders decreased $8.1 million, from $18.4 million at December 31, 2014 to $10.3 million at December 31, 2015. The decrease resulted primarily from an $8.3 million increase in the provision for loan losses. 2014 net earnings included $3.0 million of executive officer life insurance proceeds, $1.1 million in gain on sale of ORE (included in noninterest expenses), $128,000 in gain on sales of securities, $516,000 of efficiency consultant expenses, $189,000 of expenses related to the loss of an executive officer, $394,000 in losses on disposal of fixed assets and a $258,000 loss on redemption of Trust Preferred Securities. 2015 net earnings included $1.2 million in gain on sales of securities and $160,000 of income from a death benefit on bank owned life insurance. Excluding these non-operating revenues and expenses, net earnings available to common shareholders decreased $6.3 million in year-over-year comparison. The $8.3 million increase in loan loss provision and a $2.5 million decrease in revenues were partially offset by a $1.4 million decrease in operating noninterest expenses and a $3.3 million decrease in income tax expense.

Excluding non-operating income, decreases in noninterest income consisted primarily of a $1.1 million decrease in service charges on deposit accounts (primarily NSF fees) and a $121,000 decrease in third party investment advisory income, which were partially offset by a $141,000 increase in ATM and debit card income and a $208,000 increase in mortgage banking fees. Excluding the non-operating expenses in 2014, decreases in noninterest expense primarily included $1.7 million in salaries and benefits costs, $236,000 in credit reporting expense and $191,000 in the cost of printing and supplies. The decreased expenses were partially offset by a $274,000 increase in legal and professional fees and a $463,000 increase in FDIC premiums. The decrease in salaries and benefits costs in year-to-date comparison was primarily due to a $636,000 decrease in group health costs as well as a reduction in the number of employees on a full-time equivalent basis by 13 during 2015, from 549 at year end 2014 to 536 at year end 2015. Also contributing to the decrease in salaries and benefits costs was a $553,000 reduction in incentives related to the Annual Incentive Compensation Plan ("AICP"). Since the Company did not achieve its goals as set forth in the AICP, no benefits will be paid out under the plan for 2015.

In year-to-date comparison, FTE net interest income decreased $1.6 million primarily due to a $1.2 million decrease in interest earned on investment securities. The average volume of investment securities decreased $39.0 million in year-over-year comparison. Interest income on loans decreased $694,000 in year-to-date comparison primarily due to a $1.2 million reduction in purchase accounting adjustments on acquired loans. The average volume of loans increased $79.2 million in year-over-year comparison, and the average yield on loans decreased 42 basis points, from 5.96% to 5.54%. The average yield on total earning assets decreased in year-over-year comparison, from 4.97% at December 31, 2014 to 4.66% at December 31, 2015. The purchase accounting adjustments added 28 basis points to the average yield on loans for the year ended December 31, 2014 and 16 basis points for the year ended December 31, 2015. Excluding purchase accounting adjustments, the average yield on earning assets decreased 23 basis points, from 4.77% at December 31, 2014 to 4.54% at December 31, 2015.

Interest expense decreased $226,000 in year-over-year comparison primarily due to the redemption of trust preferred securities in the third quarter of 2014. The average rate paid on interest-bearing liabilities decreased 3 basis points in year-over-year comparison, from 0.45% at December 31, 2014 to 0.42% at December 31, 2015. Excluding purchase accounting adjustments, the average rate paid on interest-bearing liabilities decreased 5 basis points, from 0.50% at December 31, 2014 to 0.45% at December 31, 2015. The FTE net interest margin decreased 29 basis points, from 4.63% for the year ended December 31, 2014 to 4.34% for the year ended December 31, 2015. Excluding purchase accounting adjustments, the FTE net interest margin decreased 19 basis points, from 4.39% to 4.20% for the years ended December 31, 2014 and 2015, respectively, primarily due to a decline in the average rate earned on loans.

Dividends

MidSouth’s Board of Directors announced a cash dividend was declared in the amount of $0.09 per share to be paid on its common stock on April 1, 2016 to shareholders of record as of the close of business on March 15, 2016. Additionally, a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C was declared payable on April 15, 2016 to shareholders of record as of the close of business on April 1, 2016.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 31, 2015. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 58 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, the expected loan loss provision and future operating results. Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans; increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 13, 2015 and in its other filings with the SEC. MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Total interest income	$19,886	$20,532	$20,798	$20,681	$21,477
Total interest expense	1,349	1,391	1,417	1,424	1,317
Net interest income	18,537	19,141	19,381	19,257	20,160
FTE net interest income	18,806	19,423	19,676	19,565	20,496
Provision for loan losses	3,000	3,800	1,100	6,000	2,700
Non-interest income	4,575	4,768	6,137	4,841	4,991
Non-interest expense	17,508	16,492	16,976	16,161	17,268
Earnings before income taxes	2,604	3,617	7,442	1,937	5,183
Income tax expense	766	1,028	2,343	446	1,519
Net earnings	1,838	2,589	5,099	1,491	3,664
Dividends on preferred stock	171	172	172	173	174
Net earnings available to common shareholders	$1,667	$2,417	$4,927	$1,318	$3,490

PER COMMON SHARE DATA
Basic earnings per share	0.15	0.21	0.43	0.12	0.31
Diluted earnings per share	0.15	0.21	0.42	0.12	0.30
Diluted earnings per share, operating (Non-GAAP)(*)	0.15	0.21	0.35	0.11	0.31
Quarterly dividends per share	0.09	0.09	0.09	0.09	0.09
Book value at end of period	15.14	15.21	15.04	14.92	14.78
Tangible book value at period end (Non-GAAP)(*)	10.92	10.97	10.78	10.63	10.46
Market price at end of period	9.08	11.70	15.26	14.75	17.34
Shares outstanding at period end	11,362,150	11,361,839	11,359,396	11,349,285	11,340,736
Weighted average shares outstanding
Basic	11,281,286	11,311,841	11,323,506	11,317,667	11,314,690
Diluted	11,281,286	11,830,540	11,849,683	11,351,239	11,933,388

AVERAGE BALANCE SHEET DATA
Total assets	$1,938,235	$1,949,352	$1,976,574	$1,966,752	$1,929,750
Loans and leases	1,271,106	1,285,991	1,312,359	1,298,317	1,264,011
Total deposits	1,557,272	1,559,308	1,593,318	1,592,153	1,563,006
Total common equity	173,950	173,466	170,885	170,638	167,430
Total tangible common equity (Non-GAAP)(*)	125,919	125,156	122,299	121,778	118,291
Total equity	215,072	214,623	212,112	211,985	208,816

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	0.34%	0.49%	0.82%	0.26%	0.74%
Annualized return on average common equity, operating (Non-GAAP)(*)	3.80%	5.53%	9.47%	2.95%	8.51%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	5.25%	7.66%	13.23%	4.14%	12.04%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.15%	1.51%	1.47%	1.61%	1.65%
Efficiency ratio, operating (Non-GAAP)(*)	75.69%	68.65%	69.89%	67.48%	67.76%
Average loans to average deposits	81.62%	82.47%	82.37%	81.54%	80.87%
Taxable-equivalent net interest margin	4.22%	4.34%	4.38%	4.44%	4.65%
Tier 1 leverage capital ratio	10.10%	9.98%	9.79%	9.63%	9.52%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	1.50%	1.46%	1.24%	1.23%	0.87%
Nonperforming assets to tangible equity + ALLL	29.54%	30.51%	16.18%	9.87%	8.83%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	4.29%	4.32%	2.24%	1.34%	1.17%
Annualized QTD net charge-offs to total loans	0.92%	0.28%	0.34%	0.36%	0.28%

(*) See reconciliation of Non-GAAP financial measures on pages 17-21.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Assets
Cash and cash equivalents	$89,201	$125,437	$82,636	$104,402	$86,872
Securities available-for-sale	318,159	285,485	300,335	299,690	276,984
Securities held-to-maturity	116,792	121,043	126,529	137,592	141,201
Total investment securities	434,951	406,528	426,864	437,282	418,185
Other investments	11,188	12,063	10,598	9,644	9,990
Total loans	1,263,645	1,301,452	1,294,392	1,310,929	1,284,431
Allowance for loan losses	(19,011)	(18,939)	(16,048)	(16,060)	(11,226)
Loans, net	1,244,634	1,282,513	1,278,344	1,294,869	1,273,205
Premises and equipment	69,105	68,718	69,263	69,762	69,958
Goodwill and other intangibles	47,899	48,175	48,452	48,729	49,005
Other assets	30,755	30,874	32,627	30,570	29,525
Total assets	$1,927,733	$1,974,308	$1,948,784	$1,995,258	$1,936,740

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$374,261	$406,118	$408,742	$421,897	$390,863
Interest-bearing deposits	1,176,589	1,137,303	1,149,508	1,194,201	1,194,371
Total deposits	1,550,850	1,543,421	1,558,250	1,616,098	1,585,234
Securities sold under agreements to repurchase	85,957	92,085	84,547	87,346	62,098
Short-term FHLB advances	25,000	70,000	40,000	25,000	25,000
Other borrowings	25,851	25,958	26,064	26,171	26,277
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	4,771	6,713	5,720	7,820	6,952
Total liabilities	1,714,596	1,760,344	1,736,748	1,784,602	1,727,728
Total shareholders' equity	213,137	213,964	212,036	210,656	209,012
Total liabilities and shareholders' equity	$1,927,733	$1,974,308	$1,948,784	$1,995,258	$1,936,740

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	Three Months Ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

Interest income:
Loans, including fees	$16,914	$17,413	$17,709	$17,717	$18,045
Investment securities	2,440	2,386	2,412	2,509	2,566
Accretion of purchase accounting adjustments	405	579	559	337	757
Other interest income	127	154	118	118	109
Total interest income	19,886	20,532	20,798	20,681	21,477

Interest expense:
Deposits	850	903	949	984	973
Borrowings	442	448	436	418	401
Junior subordinated debentures	162	150	151	150	80
Accretion of purchase accounting adjustments	(105)	(110)	(119)	(128)	(137)
Total interest expense	1,349	1,391	1,417	1,424	1,317

Net interest income	18,537	19,141	19,381	19,257	20,160
Provision for loan losses	3,000	3,800	1,100	6,000	2,700
Net interest income after provision for loan losses	15,537	15,341	18,281	13,257	17,460

Noninterest income:
Service charges on deposit accounts	2,148	2,231	2,137	2,120	2,395
ATM and debit card income	1,821	1,823	1,865	1,841	1,834
Gain on securities, net (non-operating)(*)	—	—	1,128	115	—
Mortgage lending	123	197	145	153	151
Income from death benefit on bank owned life insurance (non-operating)(*)	—	—	160	—	—
Other charges and fees	483	517	702	612	611
Total non-interest income	4,575	4,768	6,137	4,841	4,991

Noninterest expense:
Salaries and employee benefits	8,244	7,653	8,197	7,942	8,259
Occupancy expense	3,687	3,815	3,865	3,685	3,750
ATM and debit card	825	770	693	663	699
Legal and professional fees	448	385	382	345	330
FDIC premiums	510	391	331	281	268
Marketing	452	408	417	287	543
Corporate development	453	371	387	320	381
Data processing	488	476	467	457	462
Printing and supplies	215	228	255	225	280
Expenses on ORE, net	79	119	99	25	83
Amortization of core deposit intangibles	276	277	276	277	276
Efficiency consultant expenses (non-operating)(*)	—	—	—	—	156
Other non-interest expense	1,831	1,599	1,607	1,654	1,781
Total non-interest expense	17,508	16,492	16,976	16,161	17,268
Earnings before income taxes	2,604	3,617	7,442	1,937	5,183
Income tax expense	766	1,028	2,343	446	1,519
Net earnings	1,838	2,589	5,099	1,491	3,664
Dividends on preferred stock	171	172	172	173	174
Net earnings available to common shareholders	$1,667	$2,417	$4,927	$1,318	$3,490

Earnings per common share, diluted	$0.15	$0.21	$0.42	$0.12	$0.30

Operating earnings per common share, diluted (Non-GAAP)(*)	$0.15	$0.21	$0.35	$0.11	$0.31

(*) See reconciliation of Non-GAAP financial measures on pages 17-21.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	December 31,	Percent	September 30,	June 30,	March 31,	December 31,	Percent
	2015	of Total	2015	2015	2015	2014	of Total
Commercial, financial, and agricultural	$454,028	35.93%	$482,452	$471,397	$484,508	$467,147	36.37%
Lease financing receivable	1,968	0.16%	4,790	5,561	6,350	4,857	0.38%
Real estate - construction	74,952	5.93%	74,279	79,176	76,964	68,577	5.34%
Real estate - commercial	471,141	37.28%	473,319	469,022	471,737	467,172	36.37%
Real estate - residential	149,064	11.80%	151,667	153,820	153,647	154,602	12.04%
Installment loans to individuals	111,009	8.78%	113,199	113,626	115,284	119,328	9.29%
Other	1,483	0.12%	1,746	1,790	2,439	2,748	0.21%

Total loans	$1,263,645		$1,301,452	$1,294,392	$1,310,929	$1,284,431

COMPOSITION OF DEPOSITS
	December 31,	Percent	September 30,	June 30,	March 31,	December 31,	Percent
	2015	of Total	2015	2015	2015	2014	of Total
Noninterest bearing	$374,261	24.13%	$406,118	$408,742	$421,897	$390,863	24.66%
NOW & Other	475,346	30.65%	448,938	458,338	480,454	469,627	29.62%
Money Market/Savings	531,449	34.27%	468,297	453,902	463,625	473,290	29.86%
Time Deposits of less than $100,000	81,638	5.26%	85,589	90,348	94,730	96,577	6.09%
Time Deposits of $100,000 or more	88,156	5.68%	134,479	146,920	155,392	154,877	9.77%

Total deposits	$1,550,850		$1,543,421	$1,558,250	$1,616,098	$1,585,234

ASSET QUALITY DATA
	December 31,		September 30,	June 30,	March 31,	December 31,
	2015		2015	2015	2015	2014
Nonaccrual loans	$50,051		$51,616	$23,873	$12,894	$10,701
Loans past due 90 days and over	147		82	609	40	187
Total nonperforming loans	50,198		51,698	24,482	12,934	10,888
Other real estate	4,187		4,661	4,542	4,589	4,234
Other repossessed assets	38		—	38	43	—
Total nonperforming assets	$54,423		$56,359	$29,062	$17,566	$15,122

Troubled debt restructurings, accruing	$164		$168	$21,529	$173	$176

Nonperforming assets to total assets	2.82%		2.85%	1.49%	0.88%	0.78%
Nonperforming assets to total loans + ORE + other repossessed assets	4.29%		4.32%	2.24%	1.34%	1.17%
ALLL to nonperforming loans	37.87%		36.63%	65.55%	124.17%	103.10%
ALLL to total loans	1.50%		1.46%	1.24%	1.23%	0.87%

Quarter-to-date charge-offs	$3,091		$1,000	$1,151	$1,332	$985
Quarter-to-date recoveries	163		91	39	166	86
Quarter-to-date net charge-offs	$2,928		$909	$1,112	$1,166	$899
Annualized QTD net charge-offs to total loans	0.92%		0.28%	0.34%	0.36%	0.28%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2015			September 30, 2015			June 30, 2015			March 31, 2015			December 31, 2014

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$339,033	$1,917	2.26%	$341,192	$1,850	2.17%	$345,108	$1,853	2.15%	$336,337	$1,925	2.29%	$339,536	$1,936	2.28%
Tax-exempt securities	70,548	778	4.41%	73,523	818	4.45%	76,433	854	4.47%	78,948	892	4.52%	83,612	966	4.62%
Total investment securities	409,581	2,695	2.65%	414,715	2,668	2.57%	421,541	2,707	2.57%	415,285	2,817	2.71%	423,148	2,902	2.74%
Federal funds sold	3,922	3	0.30%	3,349	1	0.12%	3,228	2	0.25%	3,816	2	0.21%	3,792	2	0.21%
Time and interest bearing deposits in other banks	73,069	52	0.28%	62,086	40	0.25%	56,110	35	0.25%	59,225	37	0.25%	44,841	28	0.24%
Other investments	11,544	86	2.99%	10,508	113	4.30%	10,057	81	3.22%	9,754	79	3.24%	11,063	79	2.86%
Loans	1,271,106	17,319	5.41%	1,285,991	17,992	5.55%	1,312,359	18,268	5.58%	1,298,317	18,054	5.64%	1,264,011	18,802	5.90%
Total interest earning assets	1,769,222	20,155	4.52%	1,776,649	20,814	4.65%	1,803,295	21,093	4.69%	1,786,397	20,989	4.77%	1,746,855	21,813	4.95%
Non-interest earning assets	169,013			172,703			173,279			180,355			182,895
Total assets	$1,938,235			$1,949,352			$1,976,574			$1,966,752			$1,929,750

Interest-bearing liabilities:
Deposits	$1,156,166	$836	0.29%	$1,150,190	$883	0.30%	$1,181,381	$921	0.31%	$1,192,086	$947	0.32%	$1,158,317	$927	0.32%
Repurchase agreements	85,178	240	1.12%	89,025	249	1.11%	84,545	242	1.15%	79,630	230	1.17%	69,735	207	1.18%
Federal funds purchased	4	—	—%	—	—	—%	—	—	—%	—	—	—%	—	—	—%
Short-term borrowings	25,000	19	0.30%	31,196	16	0.20%	30,604	13	0.17%	25,000	8	0.13%	28,696	12	0.16%
Notes payable	25,900	92	1.39%	26,007	93	1.40%	26,114	90	1.36%	26,219	89	1.36%	26,326	91	1.35%
Junior subordinated debentures	22,167	162	2.86%	22,167	150	2.65%	22,167	151	2.69%	22,167	150	2.71%	22,167	80	1.41%
Total interest bearing liabilities	1,314,415	1,349	0.41%	1,318,585	1,391	0.42%	1,344,811	1,417	0.42%	1,345,102	1,424	0.43%	1,305,241	1,317	0.40%
Non-interest bearing liabilities	408,748			416,144			419,651			409,665			415,693
Shareholders' equity	215,072			214,623			212,112			211,985			208,816
Total liabilities and shareholders' equity	$1,938,235			$1,949,352			$1,976,574			$1,966,752			$1,929,750

Net interest income (TE) and spread		$18,806	4.11%		$19,423	4.23%		$19,676	4.27%		$19,565	4.34%		$20,496	4.55%

Net interest margin			4.22%			4.34%			4.38%			4.44%			4.65%

Core net interest margin (Non-GAAP)(*)			4.09%			4.17%			4.21%			4.32%			4.44%

(*) See reconciliation of Non-GAAP financial measures on pages 17-21.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2015	2015	2015	2015	2014
Average Balance Sheet Data

Total average assets	A	$1,938,235	$1,949,352	$1,976,574	$1,966,752	$1,929,750

Total equity		$215,072	$214,623	$212,112	$211,985	$208,816
Less preferred equity		41,122	41,157	41,226	41,347	41,386
Total common equity	B	$173,950	$173,466	$170,886	$170,638	$167,430
Less intangible assets		48,031	48,310	48,587	48,860	49,139
Tangible common equity	C	$125,919	$125,156	$122,299	$121,778	$118,291

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Core Net Interest Margin		2015	2015	2015	2015	2014

Net interest income (TE)		$18,806	$19,423	$19,676	$19,565	$20,496
Less purchase accounting adjustments		(510)	(689)	(678)	(465)	(894)
Net interest income, excluding purchase accounting adjustments	D	$18,296	$18,734	$18,998	$19,100	$19,602

Total average earnings assets		$1,769,222	$1,776,649	$1,803,295	$1,786,397	$1,746,855
Add average balance of loan valuation discount		3,712	4,269	4,888	5,179	5,764
Average earnings assets, excluding loan valuation discount	E	$1,772,934	$1,780,918	$1,808,183	$1,791,576	$1,752,619

Core net interest margin	D/E	4.09%	4.17%	4.21%	4.32%	4.44%

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Return Ratios		2015	2015	2015	2015	2014

Net earnings available to common shareholders		$1,667	$2,417	$4,927	$1,318	$3,490
Gain on sales of securities, after-tax		—	—	(733)	(75)	—
Efficiency consultant expenses, after-tax		—	—	—	—	101
Income from death benefit on bank owned life insurance		—	—	(160)	—	—
Net earnings available to common shareholders, operating	F	$1,667	$2,417	$4,034	$1,243	$3,591

Earnings before income taxes		$2,604	$3,617	$7,442	$1,937	$5,183
Gain on sales of securities		—	—	(1,128)	(115)	—
Efficiency consultant expenses		—	—	—	—	156
Loss on disposal of fixed assets		—	—	—	—	—
Loss on redemption of Trust Preferred Securities		—	—	—	—	—
Gain on sale of other real estate owned		—	—	—	—	—
Income from death benefit on bank owned life insurance		—	—	(160)	—	—
Provision for loan losses		3,000	3,800	1,100	6,000	2,700
Pre-tax, pre-provision earnings, operating	G	$5,604	$7,417	$7,254	$7,822	$8,039

Annualized return on average assets, operating	F/A	0.34%	0.49%	0.82%	0.26%	0.74%
Annualized return on average common equity, operating	F/B	3.80%	5.53%	9.47%	2.95%	8.51%
Annualized return on average tangible common equity, operating	F/C	5.25%	7.66%	13.23%	4.14%	12.04%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.15%	1.51%	1.47%	1.61%	1.65%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Per Common Share Data		2015	2015	2015	2015	2014

Book value per common share		$15.14	$15.21	$15.04	$14.92	$14.78
Effect of intangible assets per share		4.22	4.24	4.26	4.29	4.32
Tangible book value per common share		$10.92	$10.97	$10.78	$10.63	$10.46

Diluted earnings per share		$0.15	$0.21	$0.42	$0.12	$0.30
Effect of gain on sales of securities, after-tax		—	—	(0.06)	(0.01)	—
Effect of efficiency consultant expenses, after-tax		—	—	—	—	0.01
Effect of income from death benefit on bank owned life insurance		—	—	(0.01)	—	—
Diluted earnings per share, operating		$0.15	$0.21	$0.35	$0.11	$0.31

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Efficiency Ratio		2015	2015	2015	2015	2014

Net interest income		$18,537	$19,141	$19,381	$19,257	$20,160

Noninterest income		$4,575	$4,768	$6,137	$4,841	$4,991
Income from death benefit on bank owned life insurance		—	—	(160)	—	—
Gain on sales of securities		—	—	(1,128)	(115)	—
Noninterest income (non-GAAP)		$4,575	$4,768	$4,849	$4,726	$4,991

Total revenue	H	$23,112	$23,909	$25,518	$24,098	$25,151
Total revenue (non-GAAP)	I	$23,112	$23,909	$24,230	$23,983	$25,151

Noninterest expense	J	$17,508	$16,492	$16,976	$16,161	$17,268
Efficiency consultant expenses		—	—	—	—	(156)
Net (loss) gain on sale/valuation of other real estate owned		(14)	(79)	(41)	22	(69)
Noninterest expense (non-GAAP)	K	$17,494	$16,413	$16,935	$16,183	$17,043

Efficiency ratio (GAAP)	J/H	75.75%	68.98%	66.53%	67.06%	68.66%

Efficiency ratio (non-GAAP)	K/I	75.69%	68.65%	69.89%	67.48%	67.76%